Exhibit 99.1

Capitala Finance Corp. Announces Distributions, Waiver of Incentive Fees

CHARLOTTE, N.C., January 4, 2016 -- Capitala Finance Corp. (the “Company”) (Nasdaq:CPTA) declared normal distributions for the first quarter of 2016, and announces incentive fee waiver in support of distribution coverage.

First Quarter 2016 Distributions

On January 1, 2016, the Company’s Board of Directors declared normal monthly distributions for the first quarter of 2016 as set forth below:

Record Date	Payment Date	Amount Per Share
1/22/16	1/28/16	$0.1567
2/19/16	2/26/16	$0.1567
3/22/16	3/30/16	$0.1567

The Company has adopted an opt-out distribution reinvestment plan (“DRIP”) that provides for reinvestment of distributions on behalf of its shareholders, unless a shareholder elects to receive cash. As a result, when the Company declares a cash distribution, shareholders who have not opted out of the DRIP will have their cash distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.

Incentive Fee Waiver

Capitala Investment Advisors, LLC, the Company’s external investment adviser (the “Adviser”), has voluntarily agreed to waive all or such portion of the quarterly incentive fees earned by the Advisor that would otherwise cause the Company’s quarterly net investment income to be less than the distribution payments declared by the Company’s Board of Directors. Quarterly incentive fees are earned by the Adviser pursuant to the Investment Advisory Agreement between the Company and the Adviser. Incentive fees subject to the waiver cannot exceed the amount of incentive fees earned during the period, as calculated on a quarterly basis. The Adviser will not be entitled to recoup any amount of incentive fees that it waives. This waiver will be effective for the fourth quarter of 2015 and will continue for 2016, unless otherwise publicly disclosed by the Company.

The Company’s Chairman and CEO, Joseph B. Alala, III, added, “In light of continued pressure on net investment income caused by non-performing investments, mostly related to energy, we have agreed to waive incentive fees to help support distribution coverage. Management, which as a group is the Company’s largest shareholder, continues to be focused on doing the right thing and maintaining proper alignment with shareholders.”

About Capitala Finance Corp.

Capitala Finance Corp. is a business development company that invests primarily in traditional mezzanine, senior subordinated and unitranche debt, as well as senior and second-lien loans and, to lesser extent, equity securities issued by lower and traditional middle-market companies. The Company is managed by Capitala Investment Advisors, LLC. For more information about the Company, please visit www.CapitalaGroup.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SOURCE: Capitala Finance Corp.

Capitala Finance Corp.

Stephen Arnall, Chief Financial Officer

704-376-5502

sarnall@capitalagroup.com